Exhibit 4.5

REDEMPTION AGREEMENT

This REDEMPTION AGREEMENT (this “Amendment”), is made and entered into as of December 14, 2005 by and among SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”), SolarWinds Management, LLC (“SWM LLC”), and Yonce Management, LLC (“Yonce LLC” and SWM LLC, each a “Stockholder Party” and, together, the “Stockholder Parties”).

RECITALS

WHEREAS, pursuant to that certain Stock Purchase Agreement, (the “Purchase Agreement”), dated as of the date hereof, by and the Bain Entities (as defined therein), the Insight Entities (as defined therein, and, together with the Bain Entities, the “Purchasers”), the GoldenTree Entities (as defined therein), Robert Martin (“RM” and, together with the Bain Entities, the Insight Entities and the GoldenTree Entities, the “Purchasers”), the Company, the Stockholder Parties and, solely for purposes of Article X of the Purchase Agreement, Donald C. Yonce and David A. Yonce, the Stockholder Parties sold the Shares (as defined in the Purchase Agreement) to the Purchasers (the “Sale”); and

WHEREAS, immediately after the Sale, (i) as part of an integrated transaction with the Sale, and (ii) as a condition subsequent to the Sale, each of the Stockholder Parties desires that the Company redeem, and the Company desires to so redeem on the terms set forth in this Agreement, (x) 5,886,071 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”) and ) 5,886,071 shares of the Company’s participating preferred stock, $0.001 par value per share (“Preferred Stock”) from SWM LLC (the “SWM LLC Shares”) and (y) 651,134 shares of Common Stock and 651,134 shares of Preferred Stock from Yonce LLC (the “Yonce LLC Shares” and, together with the SWM LLC Shares, the “Redemption Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser.

“Amended Charter” means the Amended and Restated Certificate of Incorporation of the Company.

“Bain Shares” means the shares of the Company’s capital stock purchased by the Bain Entities from the Stockholder Parties pursuant to the Purchase Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Charitably-Transferred Securities” means any Company Securities transferred by the Bain Entities or the Insight Entities pursuant to Section 4.1.2 of the Stockholders Agreement or to their respective Affiliated Funds.

“Company Securities” means the Bain Shares and Insight Shares acquired pursuant to this Agreement and any securities into which such Bain Shares and Insight Shares are subsequently exchanged or converted, whether by means of a recapitalization, exchange, merger, consolidation, reorganization or otherwise, and whether or not the Company is the survivor of any such action.

“DAY Earn-Out Amount” means an amount equal to: (i) $0, if the Exit Factor is less than three (3); (ii) $1,000,000 if the Exit Factor is greater than or equal to three (3), but less than four (4); or (iii) $2,000,000 if the Exit Factor is greater than or equal to four (4).

“DCY Earn-Out Amount” means an amount equal to: (i) $0, if the Exit Factor is less than three (3); (ii) $9,000,000 if the Exit Factor is greater than or equal to three (3), but less than four (4); or (iii) $18,000,000 if the Exit Factor is greater than or equal to four (4).

“Exit Event” means the earlier to occur of (i) a Sale of the Corporation or (ii) a Qualified Public Offering.

“Exit Event Proceeds” means (x) in the event of a Sale of the Corporation, an amount equal to (i) the aggregate proceeds received by the Bain Entities and the Insight Entities with respect to the Company Securities sold or otherwise disposed of in connection with the Sale of the Corporation, plus (ii) with respect to any Charitably-Transferred Securities sold or otherwise disposed of by the recipient, the aggregate proceeds received by the holders of such Charitably- Transferred Securities, plus (iii) without duplication of clause (x)(ii) above, with respect to any Charitably-Transferred Securities not sold or otherwise disposed of, the fair market value of such securities at the time of determination of the Exit Factor, based on the value as determined by the Sale of the Corporation and (y) in the event of a Qualified Public Offering, an amount equal to (i) an amount equal to the number of Company Securities sold by the Bain Entities and the Insight Entities in the Qualified Public Offering multiplied by the closing price per Company Security sold in the Qualified Public Offering on the Lock-Up Expiration Date (the “Applicable Price”) , plus (ii) with respect to any Charitably-Transferred Securities sold by the recipient in the Qualified Public Offering, an amount equal to the number of Company Securities sold by the holders of such Charitably-Transferred Securities in the Qualified Public Offering multiplied by the Applicable Price, plus (iii) without duplication of clause (y)(ii) above, with respect to any Charitably-Transferred Securities not sold or otherwise disposed of, an amount equal to the number of such Charitably-Transferred Securities multiplied by the Applicable Price.

“Exit Factor” means, with respect to any Exit Event, a fraction, the numerator of which is equal to the Exit Event Proceeds, and the denominator of which is equal to the Exit Percentage multiplied by the Invested Capital.

“Exit Percentage” means a fraction, the numerator of which is the number of Company Securities sold by the Bain Entities and the Insight Entities in the Exit Event and the denominator of which is the total number of Company Securities held by the Bain Entities and the Insight Entities prior to the Exit Event. For purposes of this calculation, the Bain Entities and the Insight Entities shall be deemed to own any Charitably-Transferred Securities.

“Invested Capital” means an amount equal to the aggregate of (i) the Bain Purchase Price (as defined in the Purchase Agreement) and (ii) the Insight Purchase Price (as defined in the Purchase Agreement).

“Insight Shares” means the shares of the Company’s capital stock purchased by the Insight Entities from the Stockholder Parties pursuant to the Purchase Agreement.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Lock-Up Expiration Date” means the date that the Principal Lock-Up Agreements (as defined in the Stockholders Agreement) in a Qualified Public Offering expire.

“Qualified Public Offering” has the meaning given to it in the Amended Charter as of the date hereof.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

“Sale of the Corporation” has the meaning given to it in the Amended Charter as of the date hereof.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the date hereof, by and among the Company and certain stockholders of the Company set forth on the signature pages thereto.

“Subsidiary” means SolarWinds.Net, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company to be formed immediately after the execution of this Agreement.

2. Redemption. Subject to the terms and conditions set forth in this Agreement, each Stockholder Party hereby sells, assigns, transfers and delivers all its right, title and interest in and to the Redemption Shares to the Company free and clear of all Liens. The Company hereby redeems and accepts delivery of (i) the SWM LLC Shares for (x) the SWM LLC Redemption Price (as

defined below) and (y) the contingent DCY Earn-Out Amount, and (ii) the Yonce LLC Shares for (x) the Yonce LLC Redemption Price (as defined below) and (y) the contingent DAY Earn-Out Amount, each payable on the terms and conditions set forth herein. Upon such redemption, the Redemption Shares shall be deemed cancelled and retired for all purposes and shall not be reissued.

3. Payment of Redemption Price. The Company hereby redeems (i) the SWM LLC Shares for $94,509,443.10 in the aggregate (the “SWM LLC Redemption Price”), and (ii) the Yonce LLC Shares for $10,490,550.10 in the aggregate (the “Yonce LLC Redemption Price” and, together with the SWM LLC Redemption Price, the “Redemption Price”), which is inclusive of any and all accrued and unpaid dividends or accretion thereon. Each Stockholder Party hereby acknowledges and agrees that, except as set forth herein, receipt of the Redemption Price shall constitute complete satisfaction of all obligations or any other sums due to such Stockholder Party with respect to redemption of the Redemption Shares.

4. Payment of the Earn-Out. Upon the occurrence of an Exit Event, the Company shall pay (i) the DAY Earn-Out Amount to DAY and (ii) the DCY Earn-Out Amount to DCY. In the event of a Sale of the Corporation, the DAY Earn-Out Amount and the DCY Earn-Out Amount shall be payable on, or as soon as practicable following, the date of consummation of the Sale of the Corporation, but in no event more than ten (10) Business Days following the date of consummation of the Sale of the Corporation. In the event of a Qualified Public Offering, the DAY Earn-Out Amount and the DCY Earn-Out Amount shall be payable three (3) Business Days following the Lock-up Expiration Date. DAY and DCY acknowledge and agree that in managing the Company and the Subsidiary after the Closing, the Company’s board of directors and the Purchasers shall manage the Company and the Subsidiary in accordance with their reasonable judgment and shall not have any obligation to operate the Company and the Subsidiary with a view to maximizing the DAY Earn-Out Amount and the DCY Earn-Out Amount.

5. Closing. The closing of the redemption provided for herein (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 (or at such other place upon which the parties hereto may mutually agree). At the Closing, the following shall occur:

a. Stockholder Party Deliveries. Each Stockholder Party shall deliver to the Company one or more stock certificates representing the Redemption Shares owned by such Stockholder Party and all other documents and instruments reasonably necessary for the transfer of the Redemption Shares to the Company, including an appropriate stock power, duly endorsed in blank.

b. Company Deliveries. The Company shall deliver to each Stockholder Party the applicable Redemption Price by wire transfer of immediately available funds.

6. Representations and Warranties of the Stockholder Parties. Each Stockholder Party, severally, but not jointly, represents and warrants to the Company as follows.

a. Title to Shares. As of the date hereof, such Stockholder Party owns good and marketable title to the Redemption Shares and such Redemption Shares are free and clear of all

Liens. There is no subscription, option, warrant, call, night, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by such Stockholder Party (including any right of conversion or exchange under any outstanding security or other instrument) of such Redemption Shares. Such Stockholder Party is not party to and is not aware of any voting trusts, proxies or any other agreements or understandings to which it or any of its affiliates is a party, with respect to the voting of the Redemption Shares.

b. Authority; Binding Effect. Such Stockholder Party is an entity validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by such Stockholder Party of this Agreement and any other agreements or instruments executed by such Stockholder Party in connection herewith and the consummation of the transactions contemplated herein or therein. This Agreement and the other agreements and instruments executed by such Stockholder Party in connection herewith will each be a legal, valid and binding obligation of such Stockholder Party, enforceable against such Stockholder Party in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

c. No Violation. Neither the execution and delivery of this Agreement by such Stockholder Party, nor the redemption of the Redemption Shares owned by such Stockholder Party pursuant to this Agreement, will (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which such Stockholder Party is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect or which would not impair such Stockholder Party’s ability to consummate the transactions contemplated by this Agreement, or (ii) violate any order, writ, injunction or decree applicable to such Stockholder Party or any of such Stockholder Party’s material assets.

d. Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by or notice to, or filing with, any governmental authority or any other person in respect of any requirements of law is necessary or required by such Stockholder Party in connection with the execution, delivery or performance by such Stockholder Party of this Agreement, except for such approval, consent, compliance, exemption, authorization, or other action which, if not obtained or made, would not reasonably be likely to prevent or materially delay such. Stockholder Party from performing its obligations under this Agreement in all material respects,

7. Representations and Warranties of .the Company. The Company represents and warrants to the Stockholder Parties that:

a. Authority; Binding Effect. The Company is a corporation validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by the Company of this Agreement and any other agreements or instruments executed by the Company in connection herewith and the consummation of the transactions contemplated herein or therein. This Agreement and the other agreements and instruments executed by the Company in connection herewith will each be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

b. No Violation. Neither the execution and delivery of this Agreement by the Company, nor the redemption of the Redemption Shares owned by the Stockholder Parties pursuant to this Agreement, will (i) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which the Company is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect or which would not impair the Company’s ability to consummate the transactions contemplated by this Agreement, or (ii) violate any order, writ, injunction or decree applicable to the Company or any of the Company’s material assets.

c. Governmental Authorization: Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by or notice to, or filing with, any governmental authority or any other person in respect of any requirements of law is necessary or required by the Company in connection with the execution, delivery or performance by the Company of this Agreement, except for such approval, consent, compliance, exemption, authorization, or other action which, if not obtained or made, would not reasonably be likely to prevent or materially delay the Company from performing its obligations under this Agreement in all material respects.

d. Disclosure. The Company is not aware of any material non-public information that has not been disclosed or made available to each Stockholder Party that would be reasonably necessary for such Stockholder Party to make an informed investment decision regarding the sale to the Company of the Redemption Shares. The Company is not aware of any claims or any basis for any claims by the Stockholder Parties against the Company relating to the Common Stock held by the Stockholder Parties outside the express terms of the Amended Charter, governing the terms of the Common Stock.

8. Miscellaneous.

a. Amendments and Waivers. Amendments or modifications to this Agreement may only be made, and compliance with any term, covenant, agreement, condition or provision set forth herein may only be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of each Stockholder Party and the Company. This Agreement (including the Schedules annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof.

b. Assignment and Binding Effect. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties. Purchasers shall be third party beneficiaries of the Company’s rights hereunder and shall have the right to enforce any of the Company’s rights hereunder to the extent that the Company fails to protect such rights.

c. No Further Ownership Interest. From and after the Closing, the Stockholder Parties shall have no further right, title to or interest in the Redemption Shares or any dividends, distributions, equity interests or other rights in respect thereof.

d. Notices. All notices, requests, consents, reports and demands shall be in writing, shall be deemed effectively given upon receipt and shall be hand delivered, sent by facsimile (with electronic confirmation) or other electronic medium, or mailed, postage prepaid, to the parties at the addresses set forth below or to such other address as may be furnished in writing to the other parties hereto:

If to the Company:

c/o SolarWinds.Net, Inc.

8221 East 63rd Place

Tulsa, Oklahoma 74133

Facsimile: (918) 307-8080

Attention: President

If to any Stockholder Party:

Donald C. Yonce

____________________

____________________

With copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201-6950

Facsimile: (214) 746-7777

Attention: Mary R. Korby, Esq.

Morrel, West, Saffa, Craige & Hicks, Inc.

3501 South Yale Avenue

Tulsa, Oklahoma 74135

Facsimile: (918) 663-1383

Attention: Reece B. Morrel, Esq.

e. Titles and Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

f. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

g. Application Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma without regard to the principles of conflicts of laws thereof.

h. Severability. In the event that one or more provisions of this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

i. Further Assurances. From time to time, as and when requested by either party, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

J. Tax Matters. The Company will report the redemption for income tax purposes as a payment in exchange for stock under Section 302(a) of the Internal Revenue Code of 1986, as amended.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

SOLARWINDS.NET, INC.

By:	/S/ DAVID A. YONCE
	Name:	David A. Yonce
	Title:	President

STOCKHOLDER PARTIES:

SOLARWINDS MANAGEMENT, LLC

By:	/S/ DON YONCE
	Name:	Donald C. Yonce
	Title:	Sole Member

YONCE MANAGEMENT, LLC

By:	/S/ DAVID A. YONCE
	Name:	David A. Yonce
	Title:	Sole Member

SIGNATURE PAGE TO REDEMPTION AGREEMENT

AMENDMENT NO. 1 TO REDEMPTION AGREEMENT

This Amendment No. 1 to Redemption Agreement (this “Amendment”) is made as of December 20, 2006 by and among SolarWinds.Net, Inc., an Oklahoma corporation (the “Company”), SolarWinds Management, LLC (“SWM LLC”) and Yonce Management, LLC (“Yonce LLC”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in that certain Redemption Agreement dated as of December 14, 2005 (the “Redemption Agreement”) by and among the Company, SWM LLC and Yonce LLC.

RECITALS:

WHEREAS: The Company, SWM LLC and Yonce LLC are parties to the Redemption Agreement pursuant to which, among other things, the Company has agreed to pay the DAY Earn-Out Amount and the DCY Earn-Out Amount upon the occurrence of the conditions set forth therein;

WHEREAS: In connection with the sale of shares of the Company’s Common Stock and Preferred Stock by certain stockholders (including, without limitation, the Bain Entities and the Insight Entities) to Austin Ventures, IX, LLP, the Company, SWM LLC and Yonce LLC desire to amend the Redemption Agreement as provided herein; and

WHEREAS: Pursuant to Section 8(a) thereof, the Redemption Agreement may only be amended with the written consent of the Company and each Stockholder Party.

AGREEMENT:

NOW, THEREFORE: For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment of Definition of Company Securities. The definition of Company Securities set forth in Section 1 of the Redemption Agreement is hereby amended and restated in its entirety to read as follows:

“Company Securities” means the Bain Shares and Insight Shares acquired pursuant to the Purchase Agreement and any securities into which such Bain Shares and Insight Shares are subsequently exchanged or converted, whether by means of a recapitalization, exchange, merger, consolidation, reorganization or otherwise, and whether or not the Company is the survivor of any such action.

2. Amendment of Definition of Invested Capital. The definition of Invested Capital set forth in Section 1 of the Redemption Agreement is hereby amended and restated in its entirety to read as follows:

“Invested Capital” means the product of (x) the total number of Company Securities held by the Bain Entities and the Insight Entities prior to the Exit Event and (y) $8.0556 (as adjusted for any stock splits, stock dividends, recapitalizations and the like).

3. Miscellaneous. Except as set forth herein, the Redemption Agreement shall continue in full force and effect. All terms and provisions of this Amendment shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Oklahoma without regard to the principles of conflicts of laws thereof.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SOLARWINDS.NET, INC.

By:	/S/ KEVIN THOMPSON
Kevin Thompson,
Chief Financial Officer

SOLARWINDS MANAGEMENT, LLC

By:	/S/ DON YONCE
Donald C. Yonce,
Sole Member

YONCE MANAGEMENT, LLC

By:	/S/ DAVID A. YONCE
David A. Yonce,
Sole Member